Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Turtle Beach Corporation

White Plains, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 33-188389, File No. 333-173017, File No. 333-225106 and File No. 333-226622) and Form S-8 (File No. 333-171838, File No. 333-181653, File No. 333-188390, File No. 333-193982, File No. 333-230691 and File No. 333-233179), of Turtle Beach Corporation of our reports dated March 4, 2021, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Turtle beach Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

New York, New York

March 4, 2021